Exhibit 23.3

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement on Form S-1 (filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended) of our report dated February 22, 2021, relating to the financial statements of Brix Oil & Gas Holdings LP and Harvest Royalties Holdings LP., appearing in the Registration Statement No. 333-253366 on Form S-1 of Vine Energy Inc. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

Dallas, Texas

March 17, 2021